Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-131981 on Form S-8 of our report dated February 6, 2006, relating to the financial statements and financial statement schedule of FreightCar America, Inc., appearing in the Annual Report on Form 10-K of FreightCar America, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania

March 22, 2006